EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP
November 5, 2007
Apollo Group, Inc.
4615 E. Elwood Street
Phoenix, Arizona 85040

Re:	Apollo Group, Inc. — Registration Statement for Offering of 107,311 Shares of Class A Common Stock
Dear Ladies and Gentlemen:
We have acted as counsel to Apollo Group, Inc., an Arizona corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 107,311 shares of the Company’s Class A common stock (the “Shares”) issuable pursuant to the stock options and stock appreciation rights outstanding under the Aptimus, Inc. 2001 Stock Plan and 1997 Stock Option Plan, as Amended, as assumed by the Company (collectively, the “Assumed Plans”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the assumption of the Assumed Plans and the stock options and stock appreciation rights thereunder in connection with the Company’s acquisition of Aptimus, Inc. Based on such review, we are of the opinion that, if, as and when the Shares are issued (and the required consideration therefor received) pursuant to the provisions of the stock option and stock appreciation right agreements evidencing the outstanding stock options and stock appreciation rights assumed by the Company under the Assumed Plans and in accordance with the Registration Statement, the Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.
     We consent to your filing this letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Assumed Plans or the Shares.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP